EXHIBIT 11

                 COMPUTATION OF FULLY DILUTED EARNINGS PER
                SHARE UNDER TREASURY STOCK METHOD SET FORTH
               IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                 For Three Months Ended
                                            -------------------------------
                                            March 31, 1994   March 31, 1993*
                                            --------------   --------------

  Number of share on which earnings
  (loss) per share is based:
   Average outstanding during period           582,067,170      570,559,191

  Add - Incremental shares under stock
  option and stock purchase plans                2,184,080               --

      - Incremental shares
  related to 5 3/4% CGI convertible
  bonds (average)                                7,715,400               --
                                            --------------   --------------
  Number of shares on which fully diluted
  earnings (loss) per share is based           591,966,650      570,559,191
                                            ==============   ==============

  Net earnings (loss) available to
   common shareholders (millions)                    $ 371            $(399)

      - Net  earnings (loss) effect of
  interest on 5 3/4% CGI convertible
  bonds (millions)                                       4               --
                                            --------------   --------------
  Net earnings (loss) on which fully
  diluted earnings per share
  is based (millions)                                $ 375            $(399)
                                            ==============   ==============

  Fully diluted earnings (loss) per share            $ .63            $(.70)

  Published earnings (loss) per share                $ .64            $(.70)


  * In 1993, incremental shares under stock plans and the effect of the convertible bonds were not considered for this calculation due to their antidilutive effect.






  Printed on Recycled Paper


                                   - 13 -